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EXHIBIT 99.1

                              LANCE INCURS CHARGES;
                REPORTS FIRST QUARTER LOSS OF 10 CENTS PER SHARE;
                    BOARD DECLARES REGULAR QUARTERLY DIVIDEND

         CHARLOTTE, NC, April 24, 2003 -- Lance, Inc. (Nasdaq: LNCE) today reported a first quarter net loss of $3.1 million or $0.10 per share, on a diluted basis, on net sales and other operating revenue of $132.9 million for the 13 weeks ended March 29, 2003. In the same period last year, net income was $5.4 million or $0.19 per share on net sales and other operating revenue of $137.3 million.
         Previously announced charges of $8.4 million from discontinuing distribution of mini sandwich crackers and cookies through the Company's route sales system and severance costs of $1.1 million reduced earnings in the first quarter by $0.20 per share.
         Consolidated revenue was down 3% in the first quarter from the same quarter a year ago. Branded product sales declined $2.9 million or 3%, as lower sales of salty snacks, cakes, food service and other items more than offset growth in sandwich crackers. Non-branded product sales also declined approximately 3% due to lower sales of third-party brands and contract-manufactured products.
         First quarter gross margin declined $6.0 million from the same period a year ago due primarily to the mini sandwich cracker discontinuation ($1.9 million), increased promotional allowances ($1.9 million) and higher commodity costs ($1.7 million).
         Selling, marketing and delivery expenses increased $1.5 million over the same quarter a year ago due to increased spending to support the Company's route sales system.
         General and administrative expenses decreased $0.3 million as severance provisions of $0.7 million were more than offset by reductions in bad debt expense.

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         "The one-time charges for discontinuing mini sandwich cracker distribution and severance hurt first quarter earnings but we needed to make these changes," said Paul A. Stroup III, Chairman, President and Chief Executive Officer. "We are focused on improving the productivity of our route sales system, resolving our vending issues and aggressively reducing costs. As we continue positioning Lance for success, additional charges may be identified and announced during 2003."
         The Company reiterated its full-year 2003 earnings estimate of $0.15 to $0.25 per share.
         The Board of Directors declared a regular quarterly cash dividend of 16 cents per share on the Company's common stock. The dividend is payable on May 20, 2003, to stockholders of record at the close of business on May 9, 2003.
         Lance, Inc., manufactures and markets snack foods throughout most of the United States and Canada.


This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, the effectiveness of sales and marketing activities and interest rate, foreign exchange rate and credit risk, are discussed in the Company's most recent Form 10-K filed with the Securities and Exchange Commission.


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                                   LANCE, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
               (in thousands, except share and per-share amounts)
                                   (unaudited)

                                                                For the Quarter (13 Weeks) Ended
                                                              -----------------------------------
                                                               March 29, 2003      March 30, 2002
                                                              ----------------    ---------------
Net sales and other operating revenue                              $ 132,859          $ 137,316
Cost of sales                                                         71,038             69,477
                                                              ---------------      -------------
Gross margin                                                          61,821             67,839

Selling, marketing and delivery                                       50,436             48,919
General and administrative                                             7,771              8,084
Provisions for employees' retirement plans                             1,080              1,109
Amortization of intangibles                                              178                169
Loss on asset impairment                                               6,354                  -
Other expense, net                                                       170                 42
                                                              ---------------      -------------
Earnings (loss) before interest and income taxes                      (4,168)              9,516

Interest expense, net                                                    683                915
                                                              ---------------      -------------
Earnings (loss) before income taxes                                  (4,851)              8,601
Income taxes (benefit)                                               (1,801)              3,160
                                                              ---------------      -------------
Net income (loss)                                                 $  (3,050)           $  5,441
                                                              ===============      =============
Earnings (loss) per share:
     Basic                                                         $  (0.10)            $  0.19
     Diluted                                                       $  (0.10)            $  0.19
Weighted average shares outstanding:
     Basic                                                        29,099,000         28,931,000
     Diluted                                                      29,147,000         29,264,000



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                                   LANCE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share amounts)
                                   (unaudited)

                                                    March 29, 2003     December 28, 2002
                                                   ----------------    -----------------

Assets:
Cash and cash equivalents                               $  2,361             $  3,023
Accounts receivable                                       44,329               38,205
Inventories                                               25,717               26,777
Deferred income tax benefit                                9,536                7,196
Prepaid expenses and other                                 4,722                4,709
                                                      -----------        -------------
                                                          86,665               79,910
Property plant and equipment, net                        169,042              175,722
Goodwill and other intangibles, net                       49,800               48,149
Other                                                      1,823                2,084
                                                      -----------        -------------
                                                       $ 307,330            $ 305,865
                                                      ===========        =============

Liabilities and Equity:
Accounts payable                                        $ 16,500             $ 11,976
Other current liabilities                                 36,037               33,354
                                                      -----------        -------------
                                                          52,537               45,330
Long-term debt                                            38,628               36,089
Other liabilities                                         42,516               43,905
Stockholders' equity                                     173,649              180,541
                                                      -----------        -------------
                                                       $ 307,330            $ 305,865
                                                      ===========        =============

Common shares outstanding at end of period            29,098,582           29,098,582


                                   LANCE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)
                                   (unaudited)

                                                                     For the 13 Weeks Ended
                                                              -----------------------------------
                                                               March 29, 2003      March 30, 2002
                                                              ----------------    ---------------
Operating Activities:
Net income (loss)                                               $ (3,050)            $5,441

Depreciation and amortization                                      7,361              7,200
Loss on asset impairment                                           6,354                  -
Loss on sale of property, net                                         21                 70
Deferred income taxes                                             (5,073)                357
Changes in operating assets and liabilities                        4,042              (7,953)
                                                              ----------------    ---------------
Net cash flows provided by operating activities                    9,655               5,115

Investing Activities:
Purchases of property and equipment                               (5,946)            (11,481)
Proceeds from sale of property and equipment                          24                  36
                                                              ----------------    ---------------
Net cash used in investing activities                             (5,922)             (11,445)

Financing Activities:
Dividends paid                                                    (4,657)              (4,650)
Issuance of common stock, net                                          -                  255
Repayments of debt                                                   (30)                (103)
Deferred financing costs                                              77                  146
Borrowings under revolving credit facilities, net                                      11,500
                                                              ----------------    ---------------
Net cash used in financing activities                             (4,610)               7,148

Effect of exchange rate changes on cash                              215                  (17)

Increase (decrease) in cash and cash equivalents                    (662)                 801
Cash and cash equivalents at beginning of period                   3,023                4,798
                                                              ----------------    ---------------
Cash and cash equivalents at end of period                       $ 2,361              $ 5,599
                                                              ================    ===============
